Exhibit 99.5



                                       December 28, 1995


Special Committee of the Board of Directors
C-TEC Corporation
c/o Eugene Roth, Chairman
Rosenn, Jenkins & Greenwald, L.L.P.
15 South Franklin Street
Wilkes-Barre, Pennsylvania  18711-0075

   Re:  C-TEC Corporation -- Strategic Alternatives
        Special Committee of The Board of Directors of C-TEC
        Corporation (the "Special Committee")
        ____________________________________________________

Dear Gene:

         This letter sets forth certain agreements of Kiewit Diversified Group Inc. ("Kiewit") and RCN Corporation ("RCN") in connection with the evaluation by the board of directors of C-TEC Corporation ("C-TEC") of certain strategic alternatives for its various business units. One of the strategic alternatives under evaluation would involve the spin-off by C-TEC of certain of its other businesses to its shareholders and a merger of its remaining businesses with an undetermined third party (collectively, or any similar transaction, being referred to as the "Possible Transaction").

         Kiewit, RCN and C-TEC are today entering into an Exchange Agreement relating to the exchange by RCN of all of the outstanding capital stock of RCN Holdings, Inc. for newly-issued shares of C-TEC stock equal in number and class to the shares of C-TEC stock held by RCN Holdings, Inc. Kiewit and RCN also agree as follows:

   (a) RCN (which will be deemed to include its affiliates) will reduce its direct and indirect stock interest in C-TEC so that neither Kiewit nor any of its affiliates will be treated as holding a "50 percent or greater interest" in C-TEC within the meaning of
         Section 355(d) of the Internal Revenue Code (giving effect to the applicable aggregation and attribution rules), through a method and at a time reasonably selected by RCN, if the C-TEC board of directors approves a merger or similar agreement in connection with the Possible Transaction, but only if such a reduction in RCN's percentage interest in C-TEC is reasonably required by the Special committee to accomplish a related spin-off of certain of C-TEC's businesses on a tax-free basis to C-TEC and its shareholders. If RCN so reduces its percentage interest in C-TEC, Kiewit and RCN will maintain such reduced interest in C-TEC stock until the Possible Transaction is consummated, is abandoned or is no longer capable of consummation. If the C-TEC board of directors decides not to pursue the Possible Transaction or abandons the pursuit of the Possible Transaction, or if the Possible Transaction becomes incapable of consummation, RCN's obligation pursuant to this paragraph (a) will terminate and be of no further force or effect.

   (b) If the C-TEC board decides not to pursue the Possible Transaction or abandons the pursuit of the Possible Transaction or if the Possible Transaction becomes incapable of consummation, Kiewit will reimburse C-TEC for the reasonable fees and expenses incurred by C-TEC with respect to the Special Committee, including the reasonable fees and expenses of the financial advisor to the Special Committee, Donaldson, Lufkin and Jenrette, the reasonable fees and expenses of the special counsel to the Special Committee, Weil, Gotshal & Manges, and the reasonable fees and expenses of the members of the Special Committee.

This agreement may not be amended orally.


                                 Sincerely,



                                 /s/ Richard R. Jaros
                                 _____________________________
                                 Richard R. Jaros
                                 Executive Vice President
                                 Kiewit Diversified Group Inc.


                                 /s/ Matthew J. Johnson
                                 _____________________________
                                 Matthew J. Johnson
                                 Vice President
                                 RCN Corporation




Accepted and Agreed to:

Special Committee of the Board of
Directors of C-TEC Corporation

By /s/ Eugene Roth
   ______________________


C-TEC

By /s/ Bruce C. Godfrey
   ______________________
       Bruce Godfrey
39008 Executive Vice President and
         Chief Financial Officer